EXHIBIT 99.1

TD Banknorth to Acquire Hudson United Bancorp to Enhance Its Community Banking Franchise in Southern Connecticut and Eastern New York and Extend into New Jersey and Philadelphia.

PORTLAND, Maine, July 12, 2005 (BUSINESS WIRE) — TD Banknorth Inc. (NYSE: BNK) and Hudson United Bancorp (NYSE: HU) announced today that they have signed a definitive agreement for TD Banknorth to acquire Hudson United for approximately $1.9 billion in cash and TD Banknorth stock.

“This acquisition is consistent with our growth strategy and will significantly expand our franchise in both Connecticut and eastern New York while providing us with a presence in the fast-growing markets of New Jersey and Philadelphia,” said William J. Ryan, TD Banknorth’s Chairman, President and Chief Executive Officer. “We look forward to welcoming Hudson United into the TD Banknorth family and to offering Hudson United’s customers a broader array of products and services.”

On a pro forma basis, the transaction will create a regional financial services company with 590 branches, 751 ATMs and over $26 billion in deposits across 8 northeastern states.

Acquisition Details

Under the terms of the definitive agreement, Hudson United shareholders will have the right, subject to proration, to elect to receive cash and/or TD Banknorth common stock, in either case having a value equal to $21.07 plus the product of 0.7247 times the average closing price of the TD Banknorth common stock during a ten-trading day period ending on the fifth trading day prior to the closing date. Based on the closing price of the TD Banknorth common stock on July 11, 2005, the deal is valued at $42.78 per Hudson United share and the aggregate merger consideration consists of approximately 51% TD Banknorth common stock and 49% cash. It is anticipated that the common stock consideration received in the transaction will be tax-free to Hudson United shareholders.

The cash for the transaction will be financed through TD Banknorth’s sale of approximately 29.6 million shares of TD Banknorth common stock to TD Banknorth’s majority stockholder, TD Bank Financial Group (“TD”), at a price of $31.79 per share. On a pro forma basis, based on the number of TD Banknorth shares outstanding as of June 30, 2005, TD’s percentage ownership of TD Banknorth will decrease slightly after giving effect to the transaction. However, through TD Banknorth share repurchases or, subject to meeting regulatory requirements, open market purchases, TD has indicated its intent to at least maintain its ownership of TD Banknorth at the level prior to the acquisition of Hudson United or, as market conditions warrant, to potentially increase its position.

It is anticipated that the transaction will be accretive to TD Banknorth’s GAAP EPS by approximately $0.06 in 2007, the first full year of combined operations between the two companies. In 2006, it is anticipated that the transaction will be slightly dilutive to TD Banknorth’s GAAP EPS by approximately $0.01.

“We are excited about joining TD Banknorth,” said Kenneth Neilson, Hudson United’s Chairman, President and Chief Executive Officer. “This transaction rewards our shareholders while maintaining our focus on local community banking.”

Under the terms of the definitive agreement, two Hudson United directors will be added to the TD Banknorth Board of Directors.

“We are pleased to support Bill Ryan and his team in this strategic acquisition,” said Ed Clark, President and Chief Executive Office of TD Bank Financial Group. “This transaction delivers on our shared vision for growth and marks a significant milestone in TD Banknorth’s expansion strategy.”

The transaction is subject to approval by shareholders of Hudson United and TD Banknorth, as well as customary regulatory approvals, and is expected to close in the first quarter of 2006.

Lehman Brothers served as TD Banknorth’s financial advisor and Elias, Matz, Tiernan & Herrick, LLP served as TD Banknorth’s counsel. Keefe, Bruyette and Woods served as Hudson United’s financial advisor and Pitney Hardin LLP served as Hudson United’s counsel.

Conference Call Details

TD Banknorth will hold an analyst conference call today, July 12, 2005, at 10:00 a.m., Eastern Time, to discuss details of the transaction. The call will feature a presentation by TD Banknorth’s CEO, Bill Ryan, and will be followed by a question and answer period for analysts and investors. The dial-in number for the call in the USA and Canada is 800-299-9630 and the international dial-in number is 617-786-2904. The passcode for the call is 38328527. The conference call is also being webcast by CCBN and can be accessed at TD Banknorth’s website at www.tdbanknorth.com/investorrelations.

Immediately following the TD Banknorth call, TD will host a call for its shareholders and analysts (using the same number and webcast coordinates) at approximately 11:10 am Eastern Time. The call will feature a presentation by Ed Clark and TD's Chief Financial Officer, Dan Marinangeli, and will be followed by a question and answer period for investors. The dial-in number for the call is the same as for the TD Banknorth call: USA and Canada — 800-299-9630, International — 617-786-2904. The passcode for the call is 38328527. Participants of the TD Banknorth call are welcome to remain on the line for the second call. An audiocast of the call will be available on line at TD’s website at www.td.com/investor/index.jsp.

A replay of the conference call will be available shortly after the call’s completion for at least 30 days. The replay dial-in number in the USA and Canada is 888-286-8010 and the international replay dial-in number is 617 801-6888. The replay passcode is 19540613. A webcast replay will also be available at TD Banknorth’s website www.tdbanknorth.com/investorrelations.

About TD Banknorth Inc.

TD Banknorth Inc. is a leading banking and financial services company headquartered in Portland, Maine and a majority-owned subsidiary of TD Bank Financial Group. At March 31, 2005, TD Banknorth had $32.1 billion of total consolidated assets and provided financial services to over 1.3 million households in the Northeast. TD Banknorth’s banking subsidiary, TD Banknorth, N.A., operates banking divisions in Maine, New Hampshire, Massachusetts, Connecticut, Vermont and upstate New York. TD Banknorth and TD Banknorth, N.A. also operate subsidiaries and divisions in insurance, wealth management, merchant services, mortgage banking, government banking and other financial services and offer investment products in association with PrimeVest Financial Services, Inc. The TD Banknorth common stock trades on the New York Stock Exchange under the symbol “BNK”. For more information, visit http://www.tdbanknorth.com.

About Hudson United Bancorp

Hudson United Bancorp is the multi-state bank holding company for Hudson United Bank, which has 204 offices in New Jersey, New York, Connecticut and Pennsylvania. Hudson United Bancorp’s subsidiaries offer a full array of innovative products and services to commercial and retail accounts, including imaged checking accounts, 24-hour telephone and internet banking, loans by phone, alternative investment products, insurance products, private label credit programs and a wide variety of commercial loans and services including asset based loans, SBA loans, international services, merchant services and cash management services. Wealth management services are also provided to individuals and businesses. Public sector products and services are provided to local and state governments, municipalities, educational institutions, civic and not-for-profit organizations. For more information, visit http:www.hudsonunitedbank.com.

Forward-looking Information

This press release contains forward-looking statements regarding TD Banknorth’s acquisition of Hudson United and the effect on TD’s percentage ownership of TD Banknorth. Words such as “expect”, “feel”, “believe”, “will”, “may”, “anticipate”, “plan”, “estimate”, “intend”, “should” and similar expressions are intended to identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) estimated cost savings from the acquisition cannot be fully realized within the expected time frame; (2) revenues following the acquisition are lower than expected; (3) competitive pressure among depository institutions increases significantly; (4) costs or difficulties related to the integration of the businesses of TD Banknorth and Hudson United are greater than expected; (5) changes in the interest rate environment reduce interest margins; (6) general economic conditions, either nationally or in the markets in which TD Banknorth will be doing business, are less favorable than expected; (7) legislation or changes in regulatory requirements adversely affect the businesses in which TD Banknorth would be engaged; or (8) factors which would result in a condition to the transaction not being met. Neither TD Banknorth nor Hudson United undertakes any obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Additional Information About the Transaction

This press release may be deemed to be solicitation material in respect of the proposed merger of TD Banknorth and Hudson United. In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the SEC. Shareholders of TD Banknorth and shareholders of Hudson United are encouraged to read the registration statement and any other relevant documents filed with the SEC, including the joint proxy statement/prospectus that will be part of the registration statement, because they will contain important information about the proposed merger. The final joint proxy statement/prospectus will be mailed to shareholders of TD Banknorth and shareholders of Hudson United. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov, from TD Banknorth, Two Portland Square, P.O. Box 9540, Portland, Maine 04112-9540, Attention: Investor Relations, or from Hudson United, 1000 MacArthur Boulevard, Mahwah, New Jersey 07430, Attention: Investor Relations.

TD Banknorth, Hudson United and their respective directors and executive officers and other members of management and employees may be deemed to participate in the solicitation of proxies in respect of the proposed transaction. Information regarding TD Banknorth’s directors and executive officers is available in TD Banknorth’s proxy statement for its 2005 annual meeting of shareholders, which was filed with the SEC on April 20, 2005, and information regarding Hudson United’s directors and executive officers is available in Hudson United’s proxy statement for its 2005 annual meeting of shareholders, which was filed with the SEC on March 23, 2005. Additional information regarding the interests of such potential participants will be included in the joint proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

CONTACT: TD Banknorth Inc.
Jeff Nathanson, 207-761-8517

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